UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2008

JETBLUE AIRWAYS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State of Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)

118-29 Queens Boulevard, Forest Hills, New York (Address of principal executive offices)	11375 (Zip Code)

(718) 286-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 7, 2008, the Board of Directors (the “Board”) of JetBlue Airways Corporation (the “Company”) approved the Company’s entry into the form of indemnification agreement, substantially in the form previously disclosed as described below, between the Company and each of its directors and officers. The Company had entered into substantially similar agreements with members of the Board and its officers in 2002 and is executing the agreements with its directors and officers who have joined the Company subsequent to that time. The form of indemnification agreement provides them with rights to indemnification and expense advancement to the fullest extent permitted under the General Corporation Law of the State of Delaware, in accordance with our certificate of incorporation and bylaws.

The preceding description of the form of indemnification agreement does not purport to be complete and is qualified in its entirety by the terms of the Form of Director/Officer Indemnification Agreement, a copy of which has been filed as Exhibit 10.19 (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1) and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) On February 7, 2008, the Board appointed Edward Barnes as the Company’s Chief Financial Officer and Executive Vice President, effective immediately. Mr. Barnes had been serving as interim Chief Financial Officer since November 2007. Mr. Barnes will continue to serve as the Company’s principal accounting officer.

Mr. Barnes, age 43, joined the Company in October 2006 as Vice President, Cost Management and Financial Analysis. He previously served as Vice President-Controller of JDA Software from April 2005 through September 2006; Senior Vice President-Chief Financial Officer at Assisted Living Concepts from December 2003 to March 2005; and Vice President-Controller at Pegasus Solutions from June 2000 to December 2003. Previously, he held financial positions of increasing responsibility at Southwest Airlines Co. and America West Airlines, Inc., with his final position at America West Airlines, Inc. as Vice President-Controller of The Leisure Company, their vacation packaging subsidiary. He is a certified public accountant and a member of the AICPA. There are no arrangements or understandings between Mr. Barnes and any other person pursuant to which he was selected as an officer. Mr. Barnes does not have any familial relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Barnes has an interest requiring disclosure under Item 404(a) of Regulation S-K. As the Company’s Chief Financial Officer, Mr. Barnes will receive an increase in his base salary to the Executive Vice President salary level and a grant of restricted stock units at the Company’s next scheduled grant date equivalent to $125,000. He will also be eligible for a bonus ranging from 50% to 100% of his annual salary, depending on achievement of certain performance targets.

(d) On February 7, 2008, the Board increased the number of members on the Board to twelve and appointed Christoph Franz to fill the newly created vacancy. Mr. Franz was appointed to the Board in connection with the previously disclosed Stock Purchase Agreement, dated as of December 13, 2007, between Deutsche Lufthansa AG and the Company. Deutsche Lufthansa AG nominated Mr. Franz for the appointment. Mr. Franz, age 47, is Swiss International Air Line’s Chief Executive Officer and has served in that capacity since 2004. Prior to that, Mr. Franz spent nine years in top management positions with Deutsche Bahn AG (DB), the German national railway, ending as a member of executive management in charge of Passenger Sales. He holds a doctorate in Business Administration at the Technische Universität Darmstadt.

The Board expects to appoint Mr. Franz to a committee at the conclusion of the Company’s annual meeting of stockholders in May 2008. There are no transactions in which Mr. Franz has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Franz will be compensated in accordance with the Company’s publicly disclosed director compensation policies.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) Effective February 7, 2008, the Board approved the amendment of the bylaws to add the following language as the new second paragraph of Article III, Section 11:

“At least two-thirds (2/3) of the members of each committee of the board shall be comprised of individuals who meet the definition of “a citizen of the United States,” as defined by the Transportation Act 49 U.S.C § 40102 or as subsequently amended or interpreted by the Department of Transportation, provided that if a committee of the board has one (1) member, such member shall be a “a citizen of the United States”, as defined immediately above.”

The preceding description of the amendments to the Company’s bylaws does not purport to be complete and is qualified in its entirety by the terms of the Fourth Amended and Restated Bylaws, a complete copy of which is attached hereto as Exhibit 3.5 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
3.5	Fourth Amended and Restated Bylaws of JetBlue Airways Corporation
10.19	Form of Director/Officer Indemnification Agreement (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION (Registrant)

Date: February 12, 2008	By:	/s/ EDWARD BARNES
Executive Vice President and Chief Financial Officer (principal financial officer)